Exhibit 7

Polymet Mining Corp.

CODE OF ETHICS

March 2004

Introduction

Polymet Mining Corp. is committed to maintaining high ethical and moral standards of behavior in conducting its business. We expect that all those who act on behalf of the Company, whether a director, officer, employee or contractor, will do so in a manner consistent with this Code. Reports of violations can be made, anonymously if desired, to any member of the Corporate Governance Committee (see “Reporting”). The Code will be reviewed and, if necessary, revised annually by the Board of Directors.

Compliance with Laws

We must comply with all laws, rules and governmental regulations applicable to the jurisdictions in which the Company operates. Each one of us is responsible for understanding the rules or laws that govern our work. If there is any doubt with respect to compliance, check with the Corporate Secretary who will make the necessary inquiries.

Human Rights

Every person associated with the Company, whether a director, officer, employee or contractor, is entitled to be treated fairly, respectfully, courteously and professionally. Harassment and discrimination will not be tolerated at any level.

The Company is committed to providing a safe and healthy work environment by developing and maintaining safe and productive work practices and by complying with all applicable occupational health and safety laws and regulations.

Confidentiality

The Company’s records, reports, papers, plans and procedures are proprietary and confidential. The disclosure of such information to any outside entity (other than approved lawyers, auditors and banks) must be authorized by the Chairman or President of the Company. Disclosing such information without proper authorization is prohibited.

Insider Information

Trading, or encouraging others to trade, in securities of the Company while in possession of material information which has not been disclosed to the public is strictly prohibited. Information which could be considered material and confidential would include, but is not limited to, matters regarding significant assays, mineral discoveries, financial results, stock split, a major merger, acquisition or disposition, or take-over bid.

The Company will impose trading black-out periods when deemed necessary by the Chairman and/or President & C.E.O. However, even if a trading ban has not been imposed, each individual is responsible for ensuring that they do not violate insider trading rules.

Timely Disclosure

The Company is committed to timely, full, plain and accurate disclosure in its news releases, reports and documents. Disclosure of such information to the public shall be authorized by the Chairman or President and made in accordance with the rules set by the securities commissions and other regulatory bodies.

Conflicts of Interest

Situations should be avoided where the best interests of the Company or the ability to objectively make decisions are compromised. The Company recognizes that directors, officers and employees have the right to participate in outside interests but such activities should not affect his or her ability to act solely in the best interest of the Company or to carry out duties properly. Where a potential conflict of interest may occur, it must be disclosed.

Financial Books & Records

Accounting and financial books and records must accurately reflect the Company’s affairs and comply with all applicable accounting principles and legal requirements. Dishonest reporting is strictly prohibited. Directors, officers and employees have a responsibility to ensure that false or misleading information is not entered in the records and that full, accurate and timely disclosure is made in all periodic reports required to be filed with securities and other regulatory authorities. Any concerns regarding questionable accounting or auditing matters, should be addressed, confidentially and/or anonymously, to the Chairman of the Audit Committee.

Environment

The Company is committed to protecting the environment and being a responsible member of the communities in which we operate. It is our responsibility to understand how our activities may impact the environment and minimize the risks thereto.

Reporting

Compliance with this Code of Ethics protects all of us individually as well as the Company’s assets and reputation. Everyone associated with the Company is expected to comply with this Code. Concerns or violations should be reported, anonymously and/or confidentially, to the Company’s Chairman or President. Financial or accounting concerns should be addressed to the Chairman of the Audit Committee. Reprisals or intimidation of those who report such violations will not be tolerated.

Any change or waiver to this Code of Ethics may be made only by the Board of Directors and will be promptly disclosed as required by law or regulation.